UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ▟
Check the appropriate box:

▟ Preliminary Proxy Statement
▟ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
▟ Definitive Proxy Statement
⌧ Definitive Additional Materials
▟ Soliciting Material Pursuant to § 240.14a-12

WEX INC.
(Name of Registrant as Specified in its Charter)
_______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

⌧ No fee required.
▟ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies: ______________________
(2)    Aggregate number of securities to which transaction applies: _____________________

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______________

(4)    Proposed maximum aggregate value of transaction:
(5)    Total fee paid:

▟     Fee paid previously with preliminary materials.

▟
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid: ________________________
(2)    Form, Schedule or Registration Statement No.: ________________________
    (3)    Filing Party: ________________________
    (4)    Date Filed: ________________________

WEX INC.

Supplement to Proxy Statement

ANNUAL MEETING OF STOCKHOLDERS
May 9, 2019

May 7, 2019

We are furnishing this additional information to supplement and correct certain information included in the Proxy Statement distributed in connection with the solicitation of proxies on behalf of the Board of WEX Inc. for our annual meeting of shareholders on May 9, 2019, or any adjournment or postponements thereof.
In the Summary Compensation Table appearing on page 37 of the Proxy Statement, the Total compensation for Roberto Simon, our Chief Financial Officer, was overstated. The correct Total, which is the sum of the components otherwise reported in the Summary Compensation Table, is $2,232,622 (not $4,037,885).
A corrected copy of the full Summary Compensation Table follows:
2018 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Melissa Smith	2018	$729,615	$—	$2,699,878	$899,992	$1,212,474	$—	$88,758	$5,630,717
President and Chief Executive Officer	2017	$700,000	$—	$3,046,384	$5,824,970	$1,168,440	$22,238	$85,574	$10,847,606
	2016	$674,039	$—	$1,895,106	$631,727	$965,791	$4,383	$39,961	$4,211,007

Roberto Simon	2018	$500,000	$—	$999,697	$249,978	$445,125	$—	$37,822	$2,232,622
Chief Financial Officer	2017	$500,000	$—	$1,345,879	$2,779,971	$521,625	$—	$39,036	$5,186,511
	2016	$423,077	$—	$2,049,892	$199,989	$408,803	$—	$405,976	$3,487,737

Scott Phillips	2018	$475,000	$—	$999,697	$249,978	$359,100	$—	$35,580	$2,119,355
President, Global	2017	$405,769	$—	$799,929	$2,199,967	$1,752,237	$—	$26,346	$5,184,248
	2016	$—	$—	$—	$—	$—	$—	$—	$—

Melanie Tinto	2018	$302,885	$250,000	$1,059,508	$89,974	$215,714	$—	$137,160	$2,055,241
Chief Human Resources Officer	2017	$—	$—	$—	$—	$—	$—	$—	$—
	2016	$—	$—	$—	$—	$—	$—	$—	$—

Jeffrey Young	2018	$450,000	$—	$479,912	$119,965	$369,338	$—	$14,000	$1,433,215
President, Health	2017	$450,000	$—	$456,323	$1,599,960	$459,788	$—	$13,500	$2,979,571
	2016	$432,693	$—	$1,199,920	$49,978	$364,212	$—	$13,500	$2,060,303

(1)	Includes amounts that may be contributed by each named executive officer on a pre-tax basis to the Company’s 401(k) plan, 2017 EDCP (for 2018) and 2005 EDCP (for 2016 and 2017).
(2)
The amounts shown in this column represent the aggregate grant date fair value of stock awards made during 2018, 2017, and 2016, respectively, calculated in accordance with FASB ASC Topic 718, assuming performance at target. Assumptions used in the calculation of these amounts are included in the Company’s audited financial statements for the fiscal years ended December 31, 2018, 2017, and 2016, included in the Company’s Annual Reports on Form 10-K filed with the Securities and Exchange Commission on March 18, 2019, March 1, 2018, and March 6, 2017, respectively. For PSUs, these amounts reflect the grant date fair value of such awards based upon the probable outcome at the time of grant. The value of the 2018 PSU awards at the grant date assuming that the highest level of performance conditions were achieved would be $4,319,995, $1,499,704, $1,499,704, $1,339,575, and $719,947 for Ms. Smith, Mr. Simon, Mr. Phillips, Ms. Tinto and Mr. Young, respectively. The value of the 2017 PSU awards at the grant date assuming that the highest level of performance conditions were achieved would be $3,959,973, $1,679,830, $1,199,998, and $599,894 for Ms. Smith, Mr. Simon, Mr. Phillips, and Mr. Young respectively. The value of the 2016 PSU awards at the grant date assuming that the highest level of performance conditions were achieved would be $3,032,262, $1,199,997, and $2,299,942 for Ms. Smith, Mr. Simon, and Mr. Young, respectively.

(3)
The amounts shown in this column represent the aggregate grant date fair value of option awards made during 2018, 2017 and 2016, respectively, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the Company’s audited financial statements for the fiscal years ended December 31, 2018, 2017 and 2016, included in the Company’s Annual Reports on Form 10-K filed with the Securities and Exchange Commission on March 18, 2019, March 1, 2018, and March 6, 2017, respectively.

(4)
The amounts shown reflect the cash incentive awarded in March 2019 for 2018 STIP results, March 2018 for 2017 STIP results, and March 2017 for 2016 STIP results, respectively, and include amounts contributed by each named executive officer on a pre-tax basis to the Company’s 2017 EDCP (for 2018 STIP results) and 2005 EDCP (for 2017 and 2016 STIP results). For Mr. Phillips, the amount shown in 2017 also reflects a payment of $1,488,000, relating to the EFS performance incentive plan.

(5)	The amounts shown reflect SERP earnings.
(6)	The following table describes the elements that are represented in the “All Other Compensation” column for the 2018 Summary Compensation Table:

ALL OTHER COMPENSATION

Name	401(k) or Other Retirement Plan Employer Match ($)	EDCP Employer Match ($)(1)	Other ($)		Total ($)
Melissa Smith	$16,010	$72,748	$—		$88,758
Roberto Simon	$11,115	$26,707	$—		$37,822
Scott Phillips	$14,034	$21,546	$—		$35,580
Melanie Tinto	$—	$—	$137,160	(2)	$137,160
Jeffrey Young	$14,000	$—	$—		$14,000

(1)	The amounts reflect the Company’s contributions to the executive officer under the 2017 EDCP which were earned in 2018 and made in 2019.
(2)	Represents Ms. Tinto’s relocation expenses paid at the time she joined WEX.